Exhibit 99.1

260 Hudson River Road Waterford, NY 12188 momentive.com	NEWS RELEASE

FOR IMMEDIATE RELEASE

Momentive Announces First Quarter 2016 Results
First Quarter Highlights

•	Net sales were $536 million, a decrease of 2% sequentially and 7% year-over-year. On a constant currency basis, net sales would have decreased 5% year-over-year

•
Segment EBITDA was $41 million, flat sequentially and a decrease of 22% year-over-year. On a constant currency basis and adjusting for a non-recurring item in the prior year period, Segment EBITDA decreased 2% year-over-year

•	Operating cash flow was $10 million, an increase of $13 million year-over-year

•	Strong balance sheet with significant liquidity of $404 million as of March 31, 2016

WATERFORD, N.Y. (May 10, 2016) - MPM Holdings Inc. (“Momentive” or the “Company”) (OTCQX: MPMQ) today announced results for the first quarter ended March 31, 2016.

“While the market environment continues to be weak, performance was in line with expectations and stable sequentially. We are pleased with our operating performance and are starting to see the benefits from our productivity initiatives. Our previously announced global restructuring program is progressing favorably, and we continue to accelerate growth investments in our specialty portfolio,” said Jack Boss, Chief Executive Officer and President. “Despite softer volume and revenues in the quarter, our silicones segment delivered EBITDA similar to the first quarter of 2015 and demonstrated sequential improvement from the fourth quarter. However, our quartz segment has been significantly impacted by temporary demand volatility in the semiconductor market, and in the second quarter we will be implementing this restructuring. We expect this restructuring initiative to deliver $5 million of incremental annual cost savings.”

Mr. Boss added: “We expect our growth initiatives, investments in operational reliability and stability, and our global restructuring program will begin to drive positive sequential trends. Despite the ongoing economic volatility, we continue to be well positioned as end markets improve.”

First Quarter 2016 Results
Net Sales. Net sales for the three months ended March 31, 2016 were $536 million, a decrease of 7% compared with $579 million in the prior-year period. The decline in net sales was driven by the weaker electronics market, a mix shift in silicones, and the strengthening of the U.S. dollar against other currencies. On a constant currency basis, net sales would have decreased 5% for the period.

Segment EBITDA. Segment EBITDA for the three months ended March 31, 2016 was $41 million, a decrease of 22% compared with $52 million in the prior-year period. The decrease in Segment EBITDA was driven primarily by weaker quartz segment performance as a result of weak electronics market demand, which offset a slight reduction in corporate expenses. On a constant currency basis and adjusting for a non-recurring item in the prior year period, Segment EBITDA decreased 2% year-over-year. See “Non-U.S. GAAP Measures” for further information regarding Segment EBITDA and Schedule 4 to this release for a reconciliation of Segment EBITDA to net (loss) income.

Global Restructuring Program
As part of the previously disclosed global restructuring program, the Company announced that it will discontinue certain post-retiree medical, dental and life insurance benefits for non-bargained active U.S. employees. The Company will continue to honor its commitment to current bargained employees in accordance with applicable collective bargaining agreements. The benefits of this decision were included in the Company’s projected annual savings of approximately $30 million, of which approximately $25 million in savings are expected to be realized in 2016. Additionally, as a result of continued soft demand in the quartz segment, the Company has initiated a restructuring program in the second quarter and expects these efforts to deliver approximately $5 million in incremental annual cost savings, approximately half of which are expected to be realized in 2016.

Segment Results
Following are net sales and Segment EBITDA by reportable segment for the first quarter ended March 31, 2016. In 2015, the Company redefined its internal reporting structure and now allocates additional administrative functional costs to the operating segments. Corporate is primarily corporate, general and administrative expenses that are not allocated to the operating segments, such as certain shared service and administrative functions.

	Three Months Ended March 31,
(In millions)	2016	2015
Net Sales (1):
Silicones	$500	$532
Quartz	36	47
Total	$536	$579

Segment EBITDA:
Silicones	$50	$52
Quartz	1	11
Corporate	(10)	(11)
Total	$41	$52
(1)     Intersegment sales are not significant and, as such, are eliminated within the selling segment.

Liquidity and Capital Resources
At March 31, 2016, Momentive had net debt, which is total debt less cash and cash equivalents of approximately $1.0 billion. In addition, at March 31, 2016, Momentive had approximately $404 million in liquidity, including $187 million of unrestricted cash and cash equivalents and $217 million of availability under its senior secured asset-based revolving loan facility (the “ABL Facility”).

In the first quarter of 2016, Momentive purchased $29 million in aggregate principal amount of its 4.69% Second-Priority Senior Secured Notes due 2022 on the open market for $16 million. In the first quarter of 2016, Momentive recorded a gain of $9 million as a result of paying down portions of its outstanding debt for amounts less than face value.

Momentive expects to have adequate liquidity to fund its operations for the foreseeable future from cash on its balance sheet, cash flows provided by operating activities and amounts available for borrowings under the ABL Facility.

Earnings Call
Momentive will host a teleconference to discuss first quarter ended March 31, 2016 results on Tuesday May 10, 2016, at 10 a.m. Eastern Time. Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants: 877-703-6110
International Participants: +1 857-244-7309

Participant Passcode: 87404096

Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company’s website: www.momentive.com. A replay of the call will be available for three weeks beginning at 2 p.m. Eastern Time on May 10, 2016. The playback can be accessed by dialing 888-286-8010 (U.S.) and +1 617-801-6888 (International). The passcode is 36329785. A replay also will be available through the Investor Relations Section of the Company’s website.

Non-U.S. GAAP Measures
Segment EBITDA is defined as EBITDA (earnings before interest, income taxes, depreciation and amortization) adjusted for certain non-cash and certain other income and expenses. Segment EBITDA is an important measure used by the Company's senior management and board of directors to evaluate operating results and allocate capital resources among segments. Segment EBITDA should not be considered a substitute for net income (loss) or other results reported in accordance with accounting principles generally accepted in the United States (“GAAP”). Segment EBITDA may not be comparable to similarly titled measures reported by other companies. See Schedule 4 to this release for a reconciliation of Segment EBITDA to net (loss) income.

Adjusted EBITDA is defined as EBITDA adjusted for certain non-cash and certain non-recurring items and other adjustments calculated on a pro-forma basis, including the expected future cost savings from business optimization or other programs and the expected future impact of acquisitions, in each case as determined under the governing debt instrument. As the Company is highly leveraged, the Company believes that including the supplemental adjustments that are made to calculate Adjusted EBITDA provides additional information to investors about the Company’s ability to comply with its financial covenants and to obtain additional debt in the future. Adjusted EBITDA is not a defined term under GAAP. Adjusted EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net income (loss) determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. Additionally, EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not take into account certain items such as interest and principal payments on the Company’s indebtedness, depreciation and amortization expense (because the Company uses capital assets, depreciation and amortization expense is a necessary element of the Company’s costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of the Company’s operations, it is a necessary element of the Company’s costs and ability to operate), non-recurring expenses and capital expenditures. Fixed Charges under the indentures should not be considered as an alternative to interest expense. See Schedule 5 to this release for a reconciliation of net loss to Adjusted EBITDA and the calculation of the Adjusted EBITDA to Fixed Charges ratio.

Forward-Looking and Cautionary Statements
Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements related to our transformation and restructuring activities, growth and productivity initiatives, anticipated cost savings, growth, and market recovery, and competitiveness. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our most recent Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, changes in governmental regulations or interpretations thereof and related compliance and litigation costs, difficulties with the realization of cost savings in connection with our global restructuring, transformation and strategic initiatives, including transactions with our affiliate, Hexion Inc., pricing actions by our competitors that could affect our operating margins, our ability to obtain additional financing, and the other factors listed in the Risk Factors section of our SEC filings. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

About Momentive
Momentive is a global leader in silicones and advanced materials, with a 75- plus year heritage of being first to market with performance applications that support and improve everyday life. Momentive delivers science-based solutions for major industries, by linking its custom technology platforms to allow the creation of unique solutions for customers. Additional information is available at www.momentive.com.

Contact
Media and Investors:
John Kompa
614-225-2223
john.kompa@momentive.com

(See Attached Financial Statements)

MPM HOLDINGS INC.
SCHEDULE 1: CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended March 31,
(In millions, except share data)	2016	2015
Net sales	$536	$579
Cost of sales	446	479
Gross profit	90	100
Selling, general and administrative expense	81	74
Research and development expense	16	18
Restructuring and other costs	5	4
Other operating income, net	6	(7)
Operating (loss) income	(18)	11
Interest expense, net	19	19
Gain on extinguishment of debt	(9)	—
Other non-operating expense, net	(3)	4
Reorganization items, net	1	5
Loss before income taxes and earnings from unconsolidated entities	(26)	(17)
Income tax (benefit) expense	(8)	10
Loss before earnings from unconsolidated entities	(18)	(27)
Earnings from unconsolidated entities, net of taxes	—	1
Net loss	$(18)	$(26)

Net loss per share:
Net loss per common share—basic	$(0.37)	$(0.54)
Net loss per common share—diluted	$(0.37)	$(0.54)
Shares used in per-share calculation
Weighted average common shares outstanding—basic	48,028,594	47,989,000
Weighted average common shares outstanding—diluted	48,028,594	47,989,000

MPM HOLDINGS INC.
SCHEDULE 2: CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except share data)	March 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents (including restricted cash of $4 )	$191	$221
Accounts receivable (net of allowance for doubtful accounts of less than $1)	310	292
Inventories:
Raw materials	142	143
Finished and in-process goods	264	238
Other current assets	45	48
Total current assets	952	942
Investment in unconsolidated entities	20	19
Deferred income taxes	10	9
Other long-term assets	21	19
Property, plant and equipment:
Land	77	73
Buildings	302	293
Machinery and equipment	914	875
	1,293	1,241
Less accumulated depreciation	(175)	(134)
	1,118	1,107
Goodwill	215	211
Other intangible assets, net	357	356
Total assets	$2,693	$2,663
Liabilities and Equity
Current liabilities:
Accounts payable	$219	$223
Debt payable within one year	34	36
Interest payable	24	11
Income taxes payable	5	5
Accrued payroll and incentive compensation	56	43
Other current liabilities	81	83
Total current liabilities	419	401
Long-term liabilities:
Long-term debt	1,151	1,169
Pension and postretirement benefit liabilities	319	333
Deferred income taxes	73	70
Other long-term liabilities	64	64
Total liabilities	2,026	2,037
Equity
Common stock - $0.01 par value; 70,000,000 shares authorized; 48,028,594 and 47,989,000 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	—	—
Additional paid-in capital	862	861
Accumulated other comprehensive loss	(34)	(92)
Accumulated deficit	(161)	(143)
Total equity	667	626
Total liabilities and equity	$2,693	$2,663

MPM HOLDINGS INC.
SCHEDULE 3: CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended March 31,
(In millions)	2016	2015
Cash flows provided by (used in) operating activities
Net loss	$(18)	$(26)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	42	37
Unrealized actuarial gains from pension liabilities	5	—
Deferred income tax benefit	(12)	4
Unrealized foreign currency (gain) loss	(2)	7
Amortization of debt discount	6	6
DIP Facility financing fees	(9)	—
Other non-cash adjustments	5	(2)
Net change in assets and liabilities:
Accounts receivable	(11)	(26)
Inventories	(14)	(34)
Accounts payable	(8)	14
Income taxes payable	—	(4)
Other assets, current and non-current	3	3
Other liabilities, current and non-current	23	18
Net cash provided by (used in) operating activities	10	(3)
Cash flows used in investing activities
Capital expenditures	(25)	(27)
Purchases of intangible assets	—	(1)
Net cash used in investing activities	(25)	(28)
Cash flows used in financing activities
Net short-term debt borrowings	(2)	(2)
Repayments of long-term debt	(16)	—
Net cash used in financing activities	(18)	(2)
Decrease in cash and cash equivalents	(33)	(33)
Effect of exchange rate changes on cash and cash equivalents	3	(4)
Cash and cash equivalents (unrestricted), beginning of period	217	223
Cash and cash equivalents (unrestricted), end of period	$187	$186
Supplemental disclosures of cash flow information
Cash paid for:
Interest	$1	$1
Income taxes, net of refunds	3	7
Non-cash investing activity:
Capital expenditures included in accounts payable	$16	$11

MPM HOLDINGS INC.
SCHEDULE 4: RECONCILIATION OF SEGMENT EBITDA TO NET LOSS (Unaudited)

	Three Months Ended March 31,
	2016	2015
Segment EBITDA:
Silicones	$50	$52
Quartz	1	11
Corporate	(10)	(11)
Total	$41	$52

Reconciliation:
Items not included in Segment EBITDA:
Non-cash charges	$(4)	$(3)
Realized and unrealized actuarial gains from pension liabilities	(5)	—
Restructuring and other costs	(5)	(4)
Reorganization items, net	(1)	(5)
Total adjustments	(15)	(12)
Interest expense, net	(19)	(19)
Income tax benefit (expense)	8	(10)
Depreciation and amortization	(42)	(37)
Gain on extinguishment of debt	9	—
Net loss	$(18)	$(26)

MOMENTIVE PERFORMANCE MATERIALS INC.
SCHEDULE 5: RECONCILIATION OF LAST TWELVE MONTHS NET LOSS TO ADJUSTED EBITDA (Unaudited)

March 31, 2016
LTM Period
Net income	$(73)
Gain on extinguishment and exchange of debt	(16)
Interest expense, net	79
Income tax expense	(5)
Depreciation and amortization	158
EBITDA	143
Adjustments to EBITDA
Restructuring and other costs(a)	33
Reorganization items, net(b)	4
Unrealized loss on pension and postretirement benefits(c)	(11)
Pro forma savings from other initiatives(d)	26
Non-cash charges and other income and expense(e)	19
Exclusion of Unrestricted Subsidiary results(f)	(24)
Adjusted EBITDA	$190
Pro forma fixed charges(g)	$54
Ratio of Adjusted EBITDA to Fixed Charges(h)	3.52

(a)	Relates primarily to one-time payments for services and integration expenses, as well as costs related to restructuring our capital structure.

(b)	Represents incremental costs incurred directly as a result of our Chapter 11 filings, including certain professional fees.

(c)	Represents non-cash actuarial losses resulting from pension and postretirement liability curtailment and remeasurements.

(d)
Represents estimated cost savings, on a pro forma basis, from initiatives not related to the Shared Services Agreement implemented or being implemented by management, including headcount reductions and indirect cost savings.

(e)
Non-cash charges and other income and expenses includes the effects of unrealized foreign exchange transaction losses related to certain intercompany arrangements, unrealized derivative gains and losses, losses on asset disposals and stock-based compensation expense.

(f)	Reflects the exclusion of the EBITDA of our subsidiaries that are designated as Unrestricted Subsidiaries under the ABL Facility.

(g)	Reflects pro forma interest expense based on outstanding indebtedness and interest rates at March 31, 2016.

(h)
The Company’s ability to incur additional indebtedness, among other actions, is restricted under the indentures governing our notes, unless the Company has an Adjusted EBITDA to Fixed Charges ratio of 2.0 to 1.0. As of March 31, 2016, we were able to satisfy this test and incur additional indebtedness under these indentures.